Exhibit 99.1

INVERNESS MEDICAL INNOVATIONS, INC.

51 Sawyer Road, Suite 200

Waltham, MA  02453

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

April 1, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549-0408

Ladies and Gentlemen:

Arthur Andersen LLP (“Andersen”) has represented to Inverness Medical Innovations, Inc. as follows in connection with its audit of the company’s consolidated financial statements for the year ended December 31, 2001 and its report dated March 28, 2002:

•                  that the audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards,

•                  that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation, and

•                  that there was appropriate availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

This letter is based solely upon written representations dated April 1, 2002 received from Andersen.

Very truly yours,

Inverness Medical Innovations, Inc.

/s/	Duane L. James
Duane L. James
Vice President of Finance and Treasurer